SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): October 28, 1997





                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)




       NEVADA                        0-16741                     94-1667468
(State or other jurisdiction       (Commission              (I.R.S. Employer
   of incorporation)               File Number)           Identification Number)




                   5005 LBJ Freeway, Suite 1000, Dallas, Texas
                      75244 (Address of principal executive
                                    offices)


                                 (972) 701-2000
                          (Registrant's Telephone No.)

Item 5.       Other Events

        On October 28, 1997, Comstock Resources, Inc. ("the Company") announced that the Company has entered into a letter of intent to acquire interests in certain offshore Louisiana oil and gas properties for a cash purchase price of $205 million from Bois d'Arc Resources and its partners. The Company is acquiring interests in thirty-one (31) wells and eight (8) separate production complexes located in the Gulf of Mexico offshore of Plaquemines and Terrebonne Parishes, Louisiana. The acquisition includes interests in the Louisiana State and Federal offshore areas of Main Pass Blocks 21 and 25, Ship Shoal Blocks 66, 67, 68 and 69 and South Pelto Block 1.

        The Company's independent petroleum engineers estimate that the properties contain proved oil and gas reserves as of November 1, 1997, the effective date of the acquisition, of approximately 19.7 million barrels of oil equivalent. Approximately $30 million of the purchase price is attributed to the undrilled prospects. The acquisition is subject to the parties executing a mutually agreeable purchase and sale agreement. The Company expects to close the transaction on or about December 15, 1997.


Item 7.       Financial Statements, Proforma Financial Information and Exhibits

        c.    Exhibits

              99 (a)     Press Release issued October 28, 1997.




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



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 COMSTOCK RESOURCES, INC.


Dated: October 31, 1997          By:      /s/ROLAND O. BURNS
                                          ------------------
                                 ROLAND O. BURNS
                                 Senior Vice President, Chief Financial Officer,
                                 Secretary, and Treasurer (Principal Financial
                                 and Accounting Officer)



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



                                  EXHIBIT INDEX



Exhibit Number                               Description

     99 (a)                      Press Release issued October 31, 1997.




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